EXHIBIT 99.1

News Release

For Further Information:

David Caouette	Peter Rowe
425-580-8278	425-580-7667
david.caouette@attws.com	peter.rowe@attws.com

AT&T Wireless Reports Third Quarter
Net Income of $0.04 Per Share

Delivers $1.1 Billion in OIBDA
Operating Free Cash Flow and Net Customer Additions Increase From Second Quarter

For Immediate Release: Tuesday, October 19, 2004

     Redmond, WA – AT&T Wireless (NYSE: AWE) today said Earnings Per Share (EPS) for the quarter was $0.04, an increase from $0.02 per share in the second quarter, and $0.02 below last year’s third quarter EPS of $0.06.

     The year-over-year decline in EPS was due primarily to lower operating income.

     Third quarter services revenue declined 1.5 percent from the second quarter to $3.813 billion. Services revenue declined $260 million, or 6.4 percent, from the year-ago quarter.

     Services revenue was positively impacted by higher data revenue and an increase in revenues from regulatory program fees. Led by strong customer demand for messaging services, mMode and business data solutions, revenue from wireless data services increased 145 percent over the prior year period. More than offsetting these increases were lower monthly recurring charges received from the company’s postpaid subscriber base and higher promotional incentives to support customer retention efforts during the quarter.

     “We’re encouraged by the continued sequential improvement in key metrics,” said John D. Zeglis, AT&T Wireless Chairman and CEO. “Earnings Per Share, operating free cash flow, OIBDA, and gross customer additions are all up from last quarter. And, with quarterly gross sales again at record levels, we continue to demonstrate an ability to bring attractive offers to market.

     “However, customer deactivations persist at unacceptable levels,” said Zeglis. “We have a number of initiatives underway addressing this issue and are extremely focused as an organization on turning it around.”

     Third quarter OIBDA was $1.14 billion (see Attachment A), a slight increase over the second quarter’s OIBDA of $1.13 billion, and an 11.8 percent decline from 2003’s third quarter OIBDA of $1.29 billion, which excluded licensing cost impairments. The year-over-year decline in third quarter OIBDA, excluding licensing cost impairments, was primarily due to higher acquisition costs relating to the growth in gross subscriber additions during the quarter, lower services revenue and increases in customer care and retention expenses. These were partially offset by decreases in incollect and toll expenses, lower general and administrative expenses, and a decline in the provision for uncollectible receivables during the quarter.

     Operating free cash flow for the quarter, as calculated in Attachment B, totaled $193 million, compared to $253 million in the prior year quarter and $105 million in the second quarter of 2004. The decrease in operating free cash flow versus the prior year quarter was due to lower operating income, excluding depreciation, amortization and impairment of licensing costs, partially offset by an increase in cash from working capital.

     At September 30, 2004, AT&T Wireless had built a cash balance totaling $4.5 billion. Subsequently, the company said it added net proceeds of US$1.35 billion from the sale of its ownership interest in Rogers Wireless to Rogers Communications Inc.

     Average revenue per user (ARPU), as calculated in Attachment C, declined from $61.20 in the year-ago quarter to $57.40. The decline in ARPU was driven by lower average monthly recurring charges, including roaming charges, and higher promotional incentives. Partially offsetting these declines were higher average per-user contributions from data revenues and regulatory program fees.

     Third quarter churn was 3.7 percent, up from 2.7 percent in the prior-year quarter and a 30 basis point increase from the second quarter’s 3.4 percent, reflecting increased subscriber deactivations.

     Net subscriber additions were 170,000 in the third quarter, an increase from the 15,000 net new customers added in the second quarter. Net subscriber additions were driven by strong gross subscriber additions, offset by an increase in subscriber deactivations. Gross subscriber additions grew 26.4 percent versus the prior year, largely the result of growth in postpaid subscriber sales.

     Total revenue for the third quarter was $4.213 billion, a decrease of $161 million, or 3.7 percent, compared with the prior year quarter.

     Minutes of use per subscriber remained strong at 616, an increase of 11.4 percent from the third quarter of 2003, consistent with the recent trend in the growth of wireless minutes, as subscribers continue to shift toward calling plans that include larger buckets of minutes.

About AT&T Wireless

     AT&T Wireless (NYSE: AWE) is the second-largest wireless carrier, based on revenues, in the United States. With 21.902 million subscribers as of September 30, 2004, and revenues of more than $16.7 billion over the past four quarters, AT&T Wireless delivers advanced high-quality mobile wireless communications services, voice and data, to businesses and consumers, in the U.S. and internationally.

Forward Looking Statements

     This press release contains “forward-looking statements’’ which are based on management’s beliefs as well as on a number of assumptions concerning future events made by management with information that is currently available to management. Forward-looking statements may include, without limitation, management’s expectations regarding: our future financial and operating performance and financial condition, including the company’s outlook for the fiscal year 2004 and subsequent periods; the outcome of our pending transaction with Cingular; subscriber growth; industry conditions; the strength of our balance sheet; our liquidity and needs for additional financing; and our ability to increase revenue, margins and operating free cash flow.

     Readers are cautioned not to put undue reliance on such forward-looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside AT&T Wireless’ control, that could cause actual results to differ materially from such statements. Without limitation these factors include: the risks associated with the implementation of our technology migration strategy, uncertainty concerning the effects of our pending transaction with Cingular, our ability to continue to reduce costs and increase the efficiency of our distribution channels, the potential competitive impacts of industry consolidation or alternative technologies, potential impacts on revenue and ARPU from competitive pricing and slowing penetration in the wireless industry, the effects of vigorous competition in the markets in which we operate, the risk of decreased consumer spending due to softening economic conditions, acts of terrorism, and consumer response to new service offerings.

     For a more detailed description of the factors that could cause such a difference, please see AT&T Wireless’ filings with the Securities and Exchange Commission, including the information under the heading “Additional Factors That May Affect Our Business, Future Operating Results and Financial Condition” and “Forward Looking Statements” in its quarterly report on Form 10-Q filed on August 6, 2004.

Attachment A

OIBDA is defined as operating income (loss) before depreciation and amortization. (In previous periods, we referred to OIBDA as EBITDA.) OIBDA margin is calculated as OIBDA divided by services revenue. These are non-GAAP financial measures. They differ from operating income (loss), as calculated in accordance with GAAP, in that they exclude depreciation and amortization. They differ from net income (loss), as calculated in accordance with GAAP, in that they exclude (i) depreciation and amortization, (ii) other income (expense), (iii) interest expense, (iv) provision (benefit) for income taxes, and (v) net equity earnings (losses) from investments in unconsolidated subsidiaries. We believe these measures are relevant and useful information to our investors as they are an integral part of our internal management reporting and planning process and are the primary measures used by our management to evaluate the operating performance of our consolidated operations. They are used by management as a measurement of our success in acquiring, retaining, and servicing customers because we believe these measures reflect our ability to generate and grow subscriber revenues while providing a high level of customer service in a cost-effective manner. Management also uses these measures as a method of comparing our performance with that of many of our competitors. The components of OIBDA include the key revenue and expense items for which our operating managers are responsible and upon which we evaluate their performance. Additionally, our $1.25 billion credit facility (under which no amounts are currently outstanding) requires us to maintain certain financial ratios, including a specified ratio of net-debt-to-operating income before depreciation and amortization expenses and impairment charges. Lastly, we use OIBDA for planning purposes and in presentations to our board of directors, and we use multiples of current or projected OIBDA in our discounted cash flow models to determine the value of our licensing costs and our overall enterprise valuation.

OIBDA excludes other income (expense) and net equity earnings (losses) from investments in our unconsolidated subsidiaries as these do not reflect the operating results of our subscriber base and our national footprint that we utilize to obtain and service our subscribers. Net equity (losses) earnings from investments represent our proportionate share of the net income (loss) of equity investments in which we exercise significant influence, but which we do not control. As we do not control these entities, our management excludes these results when evaluating the performance of our primary operations. Although excluded, net equity (losses) earnings from investments may include results that are material to our overall net income (loss). We may record impairment charges in the future related to our investments if there are declines in the fair values of our investments which we deem to be other than temporary. OIBDA also excludes interest expense and the provision (benefit) for income taxes. Excluding these items eliminates the expenses associated with our capitalization and tax structures. Finally, OIBDA excludes depreciation and amortization in order to eliminate the impact of capital investments, which management believes is better evaluated through its effect on Free Cash Flow.

We believe OIBDA as a percentage of services revenue to be a more relevant measure of our operating margin than OIBDA as a percentage of total revenue. We generally subsidize a portion of our handset sales, all of which are recognized in the period in which we sell the handset. This results in a disproportionate impact on our margin in that period. Management views this equipment subsidy as a cost to acquire or retain a subscriber, which is recovered through the ongoing services revenue that is generated by the subscriber. We also use services revenue to calculate margin to facilitate comparison, both internally and externally, with our competitors, as they calculate their margins using services revenue as well.

There are material limitations to using these non-GAAP financial measures, including the difficulty associated with comparing these performance measures as we calculate them to similar performance measures presented by other companies, and the fact that these performance measures do not take into account certain significant items, including depreciation and amortization, interest, and tax expense, and net equity earnings (losses) from investments in unconsolidated subsidiaries that directly affect our net income or loss. Management compensates for these limitations by carefully analyzing how our competitors present performance measures that are similar in nature to OIBDA as we present it, and considering the economic effect of the excluded expense items independently as well as in connection with our analysis of net income (loss) as calculated in accordance with GAAP. OIBDA and OIBDA margin should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with accounting principles generally accepted in the United States of America. OIBDA and OIBDA margin, as we have defined them, may not be comparable to similarly titled measures reported by other companies.

The following table summarizes the reconciliation of OIBDA, excluding licensing cost impairments to consolidated net income:

				For the nine months
	For the three months ended			ended
(Unaudited) ($M)	Sept 30, 2004	Sept 30, 2003	Jun 30, 2004	Sept 30, 2004	Sept 30, 2003
OIBDA	$1,139	$1,208	$1,134	$3,239	$3,504
Impairment of licensing costs	—	83	—	—	83

OIBDA, excluding licensing costs impairments	1,139	1,291	1,134	3,239	3,587
Depreciation and amortization	(866)	(841)	(896)	(2,649)	(2,311)
Impairment of licensing costs	—	(83)	—	—	(83)
Other (expense) income	(27)	16	24	39	36
Interest expense	(195)	(202)	(189)	(580)	(593)
Provision for income taxes	(15)	(9)	(34)	(15)	(112)
Net equity earnings (losses) from investments in unconsolidated subs	81	(16)	22	86	2

Net income	$117	$156	$61	$120	$526

Attachment B

Free cash flow, as we have defined it, is calculated as the cash generated from our operating activities less cash payments for capital expenditures. We believe free cash flow and operating free cash flow to be relevant and useful information to our investors as these measures are used by our management in evaluating our liquidity and the cash generated by our consolidated operating businesses. Our definitions of free cash flow and operating free cash flow do not take into consideration cash generated in the sale of or used to purchase license spectrum, cash used to acquire other businesses, or cash generated or used related to our unconsolidated investments. Additionally, our definitions of free cash flow and operating free cash flow do not reflect cash used to repurchase or fund debt obligations. Free cash flow and operating free cash flow reflect cash available for financing activities, to strengthen our balance sheet, or cash available for strategic investments, including spectrum acquisitions, acquisitions of businesses, or investments in joint ventures and other unconsolidated subsidiaries. Free cash flow and operating free cash flow should be considered in addition to, but not as a substitute for, other measures of financial performance reported in accordance with accounting principles generally accepted in the United States of America. Free cash flow and operating free cash flow, as we have defined them, may not be comparable to similarly titled measures reported by other companies.

				For the nine months
	For the three months ended			ended
(Unaudited) ($M)	Sept 30, 2004	Sept 30, 2003	Jun 30, 2004	Sept 30, 2004	Sept 30, 2003
Net cash provided by operating activities of continuing operations	$972	$1,028	$1,002	$2,528	$3,733
Less: Capital expenditures, including internal use software	779	775	897	2,524	1,649

Free cash flow	$193	$253	$105	$4	$2,084

Less: Cash received from termination of interest rate swap agreements	—	—	—	—	245
Less: Cash received from the 2002 NOL carryback	—	—	—	—	511

Operating free cash flow	$193	$253	$105	$4	$1,328

Attachment C

ARPU is used to measure the average monthly services revenue on a per subscriber basis. ARPU is calculated as services revenue generated by subscribers, including both our subscribers’ revenue and the roaming revenues generated from other wireless carriers, divided by our average subscribers for the period.

The following table summarizes our calculation of ARPU:

	For the three months ended			For the nine months ended
(Unaudited) ($ in M, except for ARPU amount)	Sept 30, 2004	Sept 30, 2003	Jun 30, 2004	Sept 30, 2004	Sept 30, 2003
Services revenue	$3,813	$4,073	$3,871	$11,430	$11,755
Less: Revenues not generated by wireless subscribers	56	57	45	153	121

Services revenue used to calculate ARPU	$3,757	$4,016	$3,826	$11,277	$11,634

Average revenue per user per month (ARPU)	$57.40	$61.20	$58.80	$57.60	$60.20

AT&T Wireless Services, Inc. and Subsidiaries
Consolidated Condensed Statements of Operations
In millions, except per share amounts — Unaudited

	For the three months ended Sept 30,			For the nine months ended Sept 30,
	2004	2003	Change	2004	2003	Change
REVENUE
Services	$3,813	$4,073	(6.4%)	$11,430	$11,755	(2.8%)
Equipment	400	301	32.5%	1,077	725	48.5%
Total revenue	4,213	4,374	(3.7%)	12,507	12,480	0.2%
OPERATING EXPENSES
Costs of services	1,130	1,267	(10.9%)	3,353	3,571	(6.1%)
Costs of equipment sales	545	495	10.2%	1,751	1,437	21.9%
Selling, general and administrative	1,399	1,321	5.9%	4,164	3,885	7.2%
Depreciation and amortization	866	841	3.0%	2,649	2,311	14.6%
Impairment of licensing costs	—	83	(100.0%)	—	83	(100.0%)
Total operating expenses	3,940	4,007	(1.7%)	11,917	11,287	5.6%
OPERATING INCOME	273	367	(25.6%)	590	1,193	(50.5%)
Other (expense) income	(27)	16	(263.1%)	39	36	7.0%
Interest expense	195	202	(3.4%)	580	593	(2.1%)
INCOME BEFORE INCOME TAXES AND NET EQUITY EARNINGS (LOSSES) FROM INVESTMENTS IN UNCONSOLIDATED SUBSIDIARIES	51	181	(71.7%)	49	636	(92.3%)
Provision for income taxes	15	9	73.1%	15	112	(86.5%)
Net equity earnings (losses) from investments in unconsolidated subsidiaries, net of tax	81	(16)	595.3%	86	2	n.m.
NET INCOME	117	156	(25.1%)	120	526	(77.2%)
Accretion of mandatorily redeemable preferred stock	—	—	—	—	13	(100.0%)
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$117	$156	(25.1%)	$120	$513	(76.7%)
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS PER BASIC AND DILUTED SHARE	$0.04	$0.06		$0.04	$0.19
WEIGHTED AVERAGE SHARES USED TO COMPUTE INCOME PER SHARE:
Basic	2,730	2,713		2,726	2,712
Diluted	2,746	2,718		2,741	2,714

AT&T Wireless Services, Inc. and Subsidiaries
Consolidated Condensed Balance Sheets
In millions, except per share amounts — Unaudited

	Sept 30,	December 31,
	2004	2003	Change
ASSETS
Cash and cash equivalents	$4,458	$4,339	2.7%
Short-term investments	13	202	(93.5%)
Accounts receivable, less allowances of $215 and $334	2,019	2,301	(12.3%)
Inventories	200	309	(35.1%)
Deferred income taxes	283	303	(6.5%)
Prepaid expenses and other current assets	363	361	0.7%
TOTAL CURRENT ASSETS	7,336	7,815	(6.1%)
Property, plant and equipment, net of accumulated depreciation and amortization of $12,539 and $10,146	16,098	16,374	(1.7%)
Licensing costs, net	14,501	14,500	—
Investments in and advances to unconsolidated subsidiaries	1,204	1,169	2.9%
Goodwill	7,444	7,390	0.7%
Other assets, net of accumulated amortization of $376 and $378	414	554	(25.4%)
TOTAL ASSETS	$46,997	$47,802	(1.7%)
LIABILITIES
Accounts payable	$830	$1,174	(29.3%)
Payroll and benefit-related liabilities	386	500	(22.7%)
Advertising and promotion accruals	117	149	(21.2%)
Business tax accruals	231	289	(20.1%)
Interest payable on long-term debt	153	240	(36.2%)
Current portion of long-term debt	259	7	n/m
Other current liabilities	1,041	1,093	(4.8%)
TOTAL CURRENT LIABILITIES	3,017	3,452	(12.6%)
Long-term debt	10,036	10,459	(4.0%)
Mandatorily redeemable preferred stock	182	177	2.8%
Deferred income taxes	4,524	4,699	(3.7%)
Other long-term liabilities	589	658	(10.4%)
TOTAL LIABILITIES	18,348	19,445	(5.6%)
MINORITY INTEREST	37	30	20.7%
MANDATORILY REDEEMABLE COMMON STOCK $0.01 par value, 406 shares issued and outstanding at December 31, 2003	—	7,664	(100.0%)
SHAREHOLDERS’ EQUITY
Common stock ($0.01 par value, 10,000 shares authorized, 2,731 and 2,308 shares issued and outstanding)	27	23	18.3%
Additional paid-in capital	31,510	23,688	33.0%
Receivable from former parent, AT&T	(25)	(25)	—
Accumulated deficit	(2,912)	(3,032)	(3.9%)
Accumulated other comprehensive income	12	9	34.5%
TOTAL SHAREHOLDERS’ EQUITY	28,612	20,663	38.5%
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$46,997	$47,802	(1.7%)

AT&T Wireless Services, Inc. and Subsidiaries
Consolidated Condensed Statements of Cash Flows
In millions — Unaudited

	For the nine months ended Sept 30,
	2004	2003
OPERATING ACTIVITIES
Net income	$120	$526
Adjustments to reconcile net income to net cash provided by operating activities:
Losses on early extinguishments of debt	2	40
Net gains on sale/exchange of assets, businesses, and cost method unconsolidated subsidiaries	(31)	(53)
Loss on forward hedge contract	41	—
Depreciation and amortization	2,649	2,311
Impairment of licensing costs	—	83
Amortization of debt premium/discount, interest accretion, and deferred financing fees	(7)	28
Deferred income taxes	(88)	137
Net equity earnings from investments in unconsolidated subsidiaries	(86)	(9)
Provision for uncollectible receivables	336	395
Cash received from NOL carryback	—	511
Proceeds received from termination of interest rate swap agreements	—	245
Increase in accounts receivable	(47)	(498)
Decrease in inventories	108	111
Decrease in accounts payable	(112)	(47)
Net change in other operating assets and liabilities	(357)	(47)
NET CASH PROVIDED BY OPERATING ACTIVITIES	2,528	3,733
INVESTING ACTIVITIES
Capital expenditures, including internal use software	(2,524)	(1,649)
Net (acquisitions) dispositions of licenses	(2)	12
Distributions and sales of unconsolidated subsidiaries	36	80
Contributions, advances, and purchases of unconsolidated subsidiaries	(9)	(57)
Acquisitions of consolidated businesses, including cash acquired	(112)	(46)
Net redemptions (purchases) of held-to-maturity securities	189	(115)
Other investing activities, net	2	19
NET CASH USED IN INVESTING ACTIVITIES	(2,420)	(1,756)
FINANCING ACTIVITIES
Repayment of debt due to others	(147)	(591)
Proceeds from AT&T Wireless Services common stock issued	152	22
Cash received from former parent, AT&T	—	436
Other financing activities, net	6	(8)
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	11	(141)
NET INCREASE IN CASH AND CASH AND CASH EQUIVALENTS	119	1,836
NET INCREASE IN CASH DUE TO ADOPTION OF FIN46	—	16
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	4,339	2,353
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$4,458	$4,205